STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of the 30th day of April, 1999 ("Issuance Date"), by and between ACTIVISION, INC., a Delaware corporation (the "Company") and ROBERT A. KOTICK (the "Optionee").

     WHEREAS, Optionee serves as the Chairman and Chief Executive Officer of the Company.

     WHEREAS, the Company considers it desirable and in its best interests that Optionee be granted the option to purchase an aggregate of Twenty-One Thousand Eight Hundred and Seventy-Five (21,875) shares of Common Stock of the Company, par value $.000001 per share (the "Common Shares"), upon the terms and conditions set forth in this Agreement.

     WHEREAS, the Stock Option and Compensation Committee of the Board of Directors has approved the granting of the option pursuant to the terms of this Agreement.

     NOW, THEREFORE, for good and valuable consideration paid by the Optionee to the Company, the adequacy of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties agree as follows:

     1. Grant of Option. The Company hereby grants to the Optionee the right and option (hereinafter the "Option") to purchase all or any part of an aggregate of Twenty-One Thousand Eight Hundred and Seventy-Five (21,875) Common Shares (subject to adjustment as provided in Paragraph 6 hereof), on the terms and conditions set forth herein.

     2. Purchase Price. The purchase price of the Common Shares covered by the Option shall be $10.25 per share (subject to adjustment as provided in Paragraph 6 hereof) (the "Purchase Price").

     3. Term of the Option. The Option shall vest and be exercisable as of April 30, 1999.

     4.   Method of Exercising Option.

          (a) The Optionee may exercise the Option in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Company, specifying therein the number of Common Shares which the Optionee then elects to purchase or with respect to which the Option is being exercised, and the method by which the Optionee intends to pay for the Common Shares. The date on which the notice is given to the Company is hereinafter referred to as the "Date of Exercise."

          (b) As soon as practicable after receipt by the Company of such notice and of payment in full of the Purchase Price of all the Common Shares with respect to which the Option has been exercised, a certificate or certificates representing such Common Shares shall be issued in the name of the Optionee and shall be delivered to the Optionee.

          (c) The Optionee shall pay the Purchase Price in cash, in immediately available funds.

     5. Availability of Shares. The Company, during the term of this Option, at all times shall keep available the number of shares of common stock required to satisfy the Option. The Company shall utilize its best efforts to comply with the requirements of each regulatory commission or agency having jurisdiction in order to issue and sell the Common Shares to satisfy the Option. Such compliance will be a condition precedent to the right to exercise the Option. The inability of the Company to effect such compliance with any such regulatory commission or agency which counsel for the Company deems necessary for the lawful issuance and sale of the Common Shares to satisfy this Option shall relieve the Company from any liability for failure to issue and sell the Common Shares to satisfy the Option for such period of time as such compliance is not effectuated.

     6.   Adjustments.

          (a) Stock Splits and Combinations. If prior to the exercise of any option granted hereunder the Company shall have effected one or more stock split-ups, stock dividends, or other increases or reductions of the number of shares of its common stock outstanding without receiving compensation therefor in money, services or property, the number of Common Shares subject to the option hereby granted shall (a) if a net increase shall have been effected in the number of outstanding shares of the Company's Common Shares, be proportionately increased and the cash consideration payable per Common Share shall be proportionately reduced; and (b) if a net reduction shall have been effected in the number of outstanding shares of the Company's Common Shares, be proportionately reduced and the cash consideration payable per Common Share be proportionately increased.

          (b) Reclassification, Exchange or Substitution. Except as set forth in Section 7 below, if the Common Shares issuable upon exercise of this Option shall be changed into the same or different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification, exchange or otherwise (other than pursuant to a subdivision or combination of shares as provided for in clause (a) above), the holder of this Option shall on its exercise be entitled to purchase, in lieu of the Common Shares which the Optionee would have become entitled to purchase but for such change, a number of shares of such other class or classes of stock equivalent to the number of Common Shares that would have been subject to purchase by the Optionee on exercise of this Option immediately before such change.

     7. Notice of Adjustments. The Company shall give notice of each adjustment or readjustment of the purchase price or the number of Common Shares or other securities issuable upon exercise of this Option to the Optionee at the Optionee address as shown on the Company's books.

     8. No Change. The form of this Option need not be changed because of any adjustment in the Purchase Price or in the number of Common Shares purchasable upon its exercise. An Option issued after any adjustment upon any partial exercise or in replacement may continue to express the same Purchase Price and the same number of Common Shares (appropriately reduced in the case of partial exercise) and such Purchase Price and number of Common Shares shall be considered to have been so changed as of the close of business on the date of adjustment.

     9. Replacement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Option and, in the case of loss, theft or destruction, on delivery of any indemnity agreement or bond reasonably satisfactory in form and amount to the Company, or in the case of mutilation, surrender and cancellation of this Option, the Company at its expense will execute and deliver, in lieu of this Option, a new Option of like tenor.

     10. Restrictions. The holder of this Option, by acceptance hereof, represents, warrants and covenants as follows:

          (a) This Option and the right to purchase the Common Shares is personal to the holder and shall not be transferred to any other person, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may, at any time and from time to time, transfer all or any part of his rights under this Option and the right to purchase the Common Shares to his spouse or children, or to a trust created by the Optionee for the benefit of the Optionee or his immediate family or to a corporation or other entity controlled by the Optionee and in which the Optionee or members of his immediate family have all of the economic interests.

          (b) The Company may postpone the issuance and delivery of Common Shares upon any exercise of the Option until (a) the admission of such Common shares to listing on any stock exchange or exchanges on which Common Shares of the Company of the same class are then listed and (b) the completion of such registration or other qualification of such Common Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable. The Optionee shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the then existence or non-existence with respect to such Common Shares of an effective Registration Statement under the Securities Act of 1933, as amended, to issue the Common Shares in compliance with the provisions of that or any comparable act.

          (c) The Company may cause the following legend to be set forth on each certificate representing Common Shares or any other security issued or issuable upon exercise of the Option unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS ESTABLISHED BY AN OPINION FROM COUNSEL TO THE COMPANY.

     11. No Rights as Optionee. Nothing contained herein shall be construed to confer upon the Optionee any right to be continued in the employ of the Company or as a director of the Company or derogate from any right of the Company to retire, request the resignation of, or discharge the Optionee at any time, with or without cause. The Optionee shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity, and the rights of the Optionee are limited to those expressed herein and are not enforceable against the Company except to the extent set forth herein.

     12. Shareholder's Rights. Except for transfers pursuant to Section 10(a) above or in the event of the Optionee's death as provided in Section 14 below, this Option is non-transferable by the Optionee. On any attempt to transfer or otherwise dispose of this Option other than pursuant to the terms hereof, this Option shall immediately become null and void. The Optionee shall have no rights as a shareholder with respect to the Common Shares until payment of the Option price and delivery to the Optionee of the Common Shares as provided herein.

     13. Withholding. In the event that the Optionee elects to exercise this Option or any part thereof, and if the Company shall be required to withhold any amounts by reason of any federal, state or local tax laws, rules or regulations in respect of the issuance of Common Shares to the Optionee pursuant to the Option, the Company shall be entitled to deduct and withhold such amounts from any payments to be made to the Optionee. In any event, the Optionee shall make available to the Company promptly when requested by the Company sufficient funds to meet the requirements of such withholding; and the Company shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Company out of any funds or property due or to become due to the Optionee. Notwithstanding the foregoing, the Optionee may request the Company not to withhold any or all of the amounts otherwise required to be withheld; provided that the Executive provides the Company with sufficient documentation as may be required by federal, state or local tax laws, rules or regulations supporting his request that such amount is not required to be withheld, in which case the Company may, in its reasonable discretion, reduce such withholding amounts to the extent permitted by applicable laws, rules and regulations.

     14. Termination of Option. Except as otherwise stated herein, the Option, to the extent not theretofore exercised, shall terminate upon the first of the following dates to occur (the "Expiration Date"):

          (a) In the event of the Optionee's death or Disability (as defined in the employment agreement between the Company and Optionee dated January 12, 1999 (the "Employment Agreement")), this Option, to the extent exercisable at the Date of Termination (as defined in the Employment Agreement), in the case of death, may be exercised by the estate of the Optionee or any person who acquired the Option by bequest or inheritance, or, in the case of Disability, may be exercised by the Optionee or his legal representative, in accordance with the terms of this Option, at any time prior to twelve (12) months following such death or Disability, as the case may be, after which the Option shall terminate and shall no longer be exercisable;

          (b) In the event of the termination of the Optionee's employment for any reason (other than death or Disability), or if the Optionee resigns from employment with the Company, this Option and all rights granted hereunder shall be forfeited and deemed canceled and no longer exercisable on and after the 30th day following the Date of Termination; and

          (c)  April 30, 2009, the tenth anniversary of this Agreement.

     15. Validity and Construction. This Option shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Such construction is vested in the Board of Directors of the Company and its construction shall be final and conclusive.

     16. Amendment. The Board of Directors of the Company may, with the consent of the Optionee, at any time or from time to time amend the terms of this Option.

     17. Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows: if to the Company, at its office at 3100 Ocean Park Boulevard, Santa Monica, California 90405, or at such other address as the Company by notice to the Optionee may designate in writing from time to time; and if to the Optionee, at the address shown below his signature on this Option Certificate, or at such other address as the Optionee by notice to the Company may designate in writing from time to time. Notices shall be effective upon receipt.

     18. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successor, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.


                          [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Option Certificate as of the date set forth above.


                                   ACTIVISION, INC.



                                   By: /s/ Brian G. Kelly
                                      ------------------------------
                                      Name: Brian G. Kelly
                                      Title:   Co-Chairman
ACCEPTED:


/s/ Robert A. Kotick
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Robert A.  Kotick

1101 Cove Way
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Address

Beverly Hills, CA 90210
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City, State, Zip Code


Social Security Number: __________________